Exhibit 3

Exhibit 3

CEMEX

2015

Second Quarter Results

LISTED

This presentation contains forward-looking statements within the meaning of the U.S. federal securities laws. CEMEX, S.A.B. de C.V. and its direct and indirect subsidiaries (“CEMEX”) intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as “may,” “should,” “could,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend” or other similar words. These forward-looking statements reflect CEMEX’s current expectations and projections about future events based on CEMEX’s knowledge of present facts and circumstances and assumptions about future events. These statements necessarily involve risks and uncertainties that could cause actual results to differ materially from CEMEX’s expectations. Some of the risks, uncertainties and other important factors that could cause results to differ, or that otherwise could have an impact on CEMEX or its subsidiaries, include the cyclical activity of the construction sector; CEMEX’s exposure to other sectors that impact CEMEX’s business, such as the energy sector; competition; general political, economic and business conditions in the markets in which CEMEX operates; the regulatory environment, including environmental, tax, antitrust and acquisition-related rules and regulations; CEMEX’s ability to satisfy CEMEX’s obligations under its material debt agreements, the indentures that govern CEMEX’s senior secured notes and CEMEX’s other debt instruments; expected refinancing of existing indebtedness; the impact of CEMEX’s below investment grade debt rating on CEMEX’s cost of capital; CEMEX’s ability to consummate asset sales, fully integrate newly acquired businesses, achieve cost-savings from CEMEX’s cost-reduction initiatives and implement CEMEX’s global pricing initiatives for CEMEX’s products; the increasing reliance on information technology infrastructure for CEMEX’s invoicing, procurement, financial statements and other processes that can adversely affect operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; weather conditions; natural disasters and other unforeseen events; and the other risks and uncertainties described in CEMEX’s public filings. Readers are urged to read these presentations and carefully consider the risks, uncertainties and other factors that affect CEMEX’s business. The information contained in these presentations is subject to change without notice, and CEMEX is not obligated to publicly update or revise forward-looking statements. Readers should review future reports filed by CEMEX with the U.S. Securities and Exchange Commission. Unless the context indicates otherwise, all references to pricing initiatives, price increases or decreases, refer to CEMEX’s prices for CEMEX’s products.

UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS, BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS, AS APPLICABLE

Copyright CEMEX, S.A.B. de C.V. and its subsidiaries

2

2Q15 results highlights

January- June Second Quarter l-t-l % l-t-l % Millions of US dollars 2015 2014 % var 2015 2014 % var var var

Net sales 7,244 7,737 (6%) 6% 3,839 4,154 (8%) 5% Gross profit 2,337 2,313 1% 13% 1,301 1,331 (2%) 10% Operating earnings before 834 722 16% 28% 496 456 9% 23% other expenses, net Operating EBITDA 1,314 1,270 4% 14% 744 737 1% 13% Free cash flow after (174) (396) 56% 102 63 62% maintenance capex

Operating EBITDA increased during the quarter by 13%, on a like-to-like basis, mainly due to higher contributions in Mexico, the U.S., and the Asia region

This is the third quarter with double-digit growth in EBITDA, on a like-to-like basis

3

2Q15 achievements

Highest consolidated year-to-date cement and ready-mix volumes in 7 and 6 years, respectively

Achieved during 1H15 approximately half of the US$150 million in cost and expense reduction targeted for the full year

Highest year-to-date operating EBITDA and operating EBITDA margin since 2009, despite adverse FX movements

Highest 2Q free-cash-flow generation since 2010

Record-low level of working capital days year to date

Highest quarterly controlling interest net gain since 3Q09

On the financing side, continued addressing our refinancing requirements, improving our debt maturity profile, reducing our interest expense and strengthening our capital structure

4

Consolidated volumes and prices

6M15 vs. 6M14 2Q15 vs. 2Q14 2Q15 vs. 1Q15

Volume (l-t-l1) 3% 2% 10% Domestic gray Price (USD) (7%) (7%) 0% cement Price (l-t-l1) 4% 4% 1% Volume (l-t-l1) 5% 5% 12% Ready mix Price (USD) (7%) (8%) (0%) Price (l-t-l1) 3% 3% (0%) Volume (l-t-l1) 0% 1% 17% Aggregates Price (USD) (6%) (7%) (1%) Price (l-t-l1) 5% 4% (2%)

Higher cement volumes in Mexico and the Northern Europe and Asia regions; higher ready-mix volumes in Mexico, the U.S., and the South, Central America and the Caribbean and Mediterranean regions; and higher aggregates volumes in the U.S. and the South, Central America and the Caribbean and Asia regions

Achieved record-high cement volumes in the Philippines and Nicaragua and record ready-mix volumes in Colombia, the Dominican Republic, Guatemala, Costa Rica, Israel, and Egypt

Sequential increase in consolidated cement local-currency prices, on a like-to-like basis, mainly driven by increases in Mexico, the U.S., and the Asia region

1	Like-to-like volumes adjusted for investments/divestments and, in the case of prices, foreign-exchange fluctuations
5

Second Quarter 2015

Regional Highlights

Mexico

Millions of

6M15 6M14 % var l-t-l % var 2Q15 2Q14 % var l-t-l % var

US dollars

Net Sales 1,511 1,551 (3%) 14% 745 816 (9%) 9% Op. EBITDA 518 497 4% 21% 256 247 4% 24% as % net sales 34.3% 32.0% 2.3pp 34.3% 30.3% 4.0pp

6M15 vs. 2Q15 vs. 2Q15 vs.

Volume

6M14 2Q14 1Q15

Cement 8% 4% (2%) Ready mix 5% 2% 1% Aggregates 1% (5%) (2%)

6M15 vs. 2Q15 vs. 2Q15 vs.

Price (LC)

6M14 2Q14 1Q15

Cement 6% 7% 3% Ready mix 5% 5% 1% Aggregates 8% 7% 2%

Increase in year-over-year cement and ready-mix volumes

Quarterly prices for our three core products in local-currency terms higher both sequentially and on a year-over-year basis

The industrial-and-commercial and formal residential sectors were the main drivers of demand during the quarter

In the infrastructure sector, we have seen volume growth year to date; increased activity is expected during 2H15

7

United States

Millions of

6M15 6M14 % var l-t-l % var 2Q15 2Q14 % var l-t-l % var

US dollars

Net Sales 1,876 1,749 7% 7% 1,008 957 5% 5% Op. EBITDA 220 147 50% 50% 156 119 31% 31% as % net sales 11.7% 8.4% 3.3pp 15.5% 12.4% 3.1pp

6M15 vs. 2Q15 vs. 2Q15 vs.

Volume

6M14 2Q14 1Q15

Cement (0%) (1%) 18% Ready mix 13% 10% 9% Aggregates 3% 3% 8%

6M15 vs. 2Q15 vs. 2Q15 vs.

Price (LC)

6M14 2Q14 1Q15

Cement 8% 7% 2% Ready mix 7% 6% 1% Aggregates 1% (1%) 0%

Cement volumes decreased during the quarter mainly due to bad weather conditions and the decline in oil- well cement and related activity

Ready-mix volumes increased 7% during the quarter on a like-to-like basis, adjusting for the acquisition of ready-mix plants in California during 1Q15

Growth in year-to-date prices for our three core products; sequential price increases for cement and ready mix

Highest EBITDA margin since 2Q08

Housing permits accelerated in the last two months to an annual pace of 1.34 million units in June, 30% above last year

Construction spending in the industrial-and- commercial sector increased 30% year-to-date May

8

Northern Europe

Millions of US dollars	6M15	6M14	% var	l-t-l % var	2Q15	2Q14	% var	l-t-l % var
Net Sales	1,605	2,049	(22%)	3%	904	1,138	(21%)	4%
Op. EBITDA	147	133	10%	23%	111	121	(8%)	11%
as % net sales	9.1%	6.5%	2.6pp		12.3%	10.6%	1.7pp	

Volume	6M15 vs. 6M14	2Q15 vs. 2Q14	2Q15 vs. 1Q15
Cement	4%	6%	41%
Ready mix	(12%)	(10%)	32%
Aggregates	(16%)	(14%)	39%

Price (LC)[1]	6M15 vs. 6M14	2Q15 vs. 2Q14	2Q15 vs. 1Q15
Cement	1%	(0%)	(4%)
Ready mix	1%	0%	(5%)
Aggregates	8%	6%	(10%)

- Like-to-like volumes increased by 17%, 2% and 2% for cement, ready-mix, and aggregates, respectively
- In Germany, pro-forma cement and ready-mix volumes , adjusting for the transactions with Holcim, increased by 13% and 1%, respectively, while aggregates volumes declined by 8% during the quarter; pro-forma cement prices in local-currency terms remained stable sequentially; the residential sector was the main driver of demand during 2Q15
- In Poland, domestic gray cement volumes growth of 43% resulted from a historically low base in 2Q14 and stronger volumes to our ready-mix operations; prices in local-currency terms increased 1% sequentially and 2% vs. Dec. 2014
- In the UK, double-digit growth in year-to-date cement volumes, driven by sustained growth in all sectors

[1] Volume-weighted, local-currency average prices

9

Mediterranean

Millions of

6M15 6M14 % var l-t-l % var 2Q15 2Q14 % var l-t-l % var

US dollars

Net Sales 784 861 (9%) 1% 409 449 (9%) 1% Op. EBITDA 147 181 (19%) (11%) 75 100 (25%) (19%) as % net sales 18.8% 21.0% (2.2pp) 18.2% 22.2% (4.0pp)

6M15 vs. 2Q15 vs. 2Q15 vs.

Volume

6M14 2Q14 1Q15

Cement (8%) (11%) 5% Ready mix 5% 9% 4% Aggregates (8%) (1%) 8%

1 6M15 vs. 2Q15 vs. 2Q15 vs.

Price (LC)

6M14 2Q14 1Q15

Cement 3% (0%) (1%) Ready mix 1% 2% 1% Aggregates 4% 4% 3%

1 Volume-weighted, local-currency average prices

Regional pro-forma cement volumes, adjusted for the acquisition of cement assets from Holcim in Spain, decreased by 17% during the quarter and by 14% year to date

In Egypt, the decline of our cement volumes resulted from lower activity due to Ramadan, which came 12 days earlier, as well as a high volume base in 2Q14

In Spain, pro-forma cement volumes, adjusting for the acquisition of assets from Holcim, declined by 7% during the quarter and by 8% year to date, reflecting a strong 2Q14 in which high volumes resulted from pricing dynamics

In Spain, pro-forma cement prices increased by 15% on a year-over-year basis, in local-currency terms

South, Central America and the Caribbean

Millions of

6M15 6M14 % var l-t-l % var 2Q15 2Q14 % var l-t-l % var

US dollars

Net Sales 985 1,099 (10%) 1% 517 562 (8%) 5% Op. EBITDA 308 365 (15%) (5%) 160 178 (10%) 2% as % net sales 31.3% 33.2% (1.9pp) 31.0% 31.6% (0.6pp)

6M15 vs. 2Q15 vs. 2Q15 vs.

Volume

6M14 2Q14 1Q15

Cement (3%) (0%) 7% Ready mix 3% 4% 7% Aggregates 3% 1% 6%

1 6M15 vs. 2Q15 vs. 2Q15 vs.

Price (LC)

6M14 2Q14 1Q15

Cement (0%) 0% 0% Ready mix 3% 4% 1% Aggregates 3% 5% 5%

1 Volume-weighted, local-currency average prices

Increase in regional ready-mix and aggregates volumes, on a year-over-year basis; in cement, we had favorable dynamics in Puerto Rico, Panama, the Dominican Republic, Costa Rica, and Nicaragua

In Colombia, quarterly cement volumes declined 7%, but improved 11 percent sequentially, reflecting a partial recovery of market share lost in 1Q15

In Panama, volume growth of our three core products reflects positive development across all sectors; cement volumes excluding the Panama Canal project increased by 18% during the quarter

Asia

Millions of

6M15 6M14 % var l-t-l % var 2Q15 2Q14 % var l-t-l % var

US dollars

Net Sales 341 306 12% 13% 177 160 11% 14% Op. EBITDA 83 59 40% 40% 45 34 34% 36% as % net sales 24.2% 19.3% 4.9pp 25.7% 21.2% 4.5pp

6M15 vs. 2Q15 vs. 2Q15 vs.

Volume

6M14 2Q14 1Q15

Cement 17% 19% 7% Ready mix (9%) (10%) (3%) Aggregates (29%) 7% 15%

1 6M15 vs. 2Q15 vs. 2Q15 vs.

Price (LC)

6M14 2Q14 1Q15

Cement 3% 3% 3% Ready mix 2% 1% 1% Aggregates (6%) 9% 3%

1 Volume-weighted, local-currency average prices

Increase in regional cement volumes during the quarter reflects positive performance from our operations in the Philippines

During the quarter, regional prices for our three core products increased both sequentially and on a year- over-year basis, in local-currency terms

In the Philippines, the double-digit growth in cement volumes reflects positive performance mainly in the residential and industrial-and-commercial sectors, and also the introduction of the new grinding mill at the end of 2Q14

2Q15 Results

Operating EBITDA, cost of sales and operating expenses

January - June Second Quarter l-t-l l-t-l Millions of US dollars 2015 2014 % var 2015 2014 % var % var % var

Net sales 7,244 7,737 (6%) 6% 3,839 4,154 (8%) 5% Operating EBITDA 1,314 1,270 4% 14% 744 737 1% 13% as % net sales 18.1% 16.4% 1.7pp 19.4% 17.7% 1.7pp Cost of sales 4,908 5,424 10% 2,538 2,823 10% as % net sales 67.7% 70.1% 2.4pp 66.1% 68.0% 1.9pp Operating expenses 1,503 1,591 6% 804 875 8% as % net sales 20.7% 20.6% (0.1pp) 20.9% 21.1% 0.2pp

Operating EBITDA increased by 13% on a like-to-like basis mainly due to higher contributions from the U.S., Mexico, and the Asia region

Cost of sales, as a percentage of net sales, decreased by 1.9pp during the quarter mainly driven by our cost-reduction initiatives

Operating expenses, as a percentage of net sales, decreased by 0.2pp, as efficiencies were partially offset by higher distribution expenses during the quarter

Free cash flow

January - June Second Quarter Millions of US dollars 2015 2014 % var 2015 2014 % var

Operating EBITDA 1,314 1,270 4% 744 737 1%

- Net Financial Expense 604 692 288 343

- Maintenance Capex 194 189 118 121

- Change in Working Cap 283 453 (11) 148

- Taxes Paid 412 438 251 211

- Other Cash Items (net) (5) (108) (4) (148)

Free Cash Flow after Maint. Capex (174) (396) 56% 102 63 62%

- Strategic Capex 115 55 39 32

Free Cash Flow (289) (451) 36% 63 31 100%

Working capital days decreased to 23 in the first half of the year, from 27 days during the same period in 2014

Other income statement items

Foreign-exchange gain of US$37 million resulting primarily from the fluctuation of the Mexican peso versus the U.S. dollar

Loss on financial instruments of US$9 million related mainly to CEMEX shares

Controlling interest net income of US$114 million, versus an income of US$76 million in 2Q14, mainly reflects higher operating earnings before other expenses, lower financial expenses, higher equity in gain of associates, and lower income tax, partially offset by other expenses, a loss on financial instruments, and a lower foreign-exchange gain

Second Quarter 2015

Debt Information

Debt-related information

Full redemption of US$222 million 9.250% senior secured notes due 2020 and US$746 million floating rate senior secured notes due September 2015

Conversion of US$304 million of 3.250% Convertible Subordinated Notes due 2016 during the quarter; an additional US$321 million of these notes were exchanged for newly issued 3.720% Convertible Subordinated Notes due 2020

As of July 21, reached commitments for US$1.95 billion from a group of banks to refinance the remaining approximately US$1.94 billion of our 2012 Facilities Agreement

19 institutions are expected to participate in newly created tranches in the 2014 syndicated loan facility

New tranches are expected to have a 10% annual amortization in 2018 and 2019, and a final repayment in July 2020

Terms are expected to remain substantially the same and are expected to include a spread over LIBOR of between 250 and 400 basis points, depending on leverage level

The leverage covenant is expected to be 6.0x until March 2016 and is expected to gradually decline to 4.0x by June 2019

The transaction is expected to close in the following weeks, subject to execution of final documentation and satisfaction of certain conditions; however, we cannot assure you that this transaction will be consummated on these terms or at all

Consolidated debt maturity profile

Total debt excluding perpetual notes1 as of June 30, 2015 US$ 15,474 million

Facilities Agreement

New Syndicated-Bank Loan Facility Other bank / WC debt / Certificados Bursátiles Fixed Income Convertible Subordinated Notes2

6,000

Avg. life of debt: 5.3 years

5,000

Millions of US dollars

4,000

3,231 3,000 2,196 2,154 2,000

1,449

1,000 503 372 37 0

2015 2016 2017 2018 2019 2020 2021

1,954 2,001

965 611

2022 2023 2024 2025

1 CEMEX has perpetual debentures totaling US$460 million

2 Convertible Subordinated Notes include only the debt component of US$1,451 million; total notional amount is about US$1,563 million (on May 27th, US$304 million of 3.250% Convertible Subordinated Notes due 2016 were converted and US$321 million were exchanged for newly issued 3.720% Convertible Subordinated Notes due 2020)

Consolidated debt maturity profile – pro forma[1]

Total debt excluding perpetual notes[2] as of June 30, 2015
US$ 15,474 million



Avg. life of debt: 5.6 years
Millions of US dollars
6,000
5,000
4,000
3,000
2,000
1,000
0
New Syndicated-Bank Loan Facility
Other bank / WC debt / Certificados Bursátiles
Fixed Income
Convertible Subordinated Notes3
37
372
435
2,491
3,365
1,793
1,449
1,954
611
965
2,001
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025

[1] Debt maturity profile presented on a pro forma basis assuming: (a) closing of a refinancing of the Facilities Agreement in the amount of approximately US$1.94 billion with proceeds from lenders under the amended Credit Agreement; (b) IFRS effect is included in this graph on a preliminary basis and it will be adjusted after effective closing; (c) closing of this transaction is subject to certain conditions. However, we cannot assure you that this transaction will be consummated on the expected terms or at all.

[2] CEMEX has perpetual debentures totaling US$460 million

[3] Convertible Subordinated Notes include only the debt component of US$1,451 million; total notional amount is about US$1,563 million (on May 27th, US$304 million of 3.250% Convertible Subordinated Notes due 2016 were converted and US$321 million were exchanged for newly issued 3.720% Convertible Subordinated Notes due 2020)

20

2015 Outlook

2015 guidance

We expect mid-single-digit increases in consolidated volumes for cement and ready mix, and low- to mid-single-digit increases for aggregates

Cost of energy, on a per ton of cement produced basis, expected to decline slightly from last year’s level

Total capital expenditures expected to be about US$800 million, US$500 million in maintenance capex and US$300 million in strategic capex

We expect working capital investment during the year to be about US$50 million

We expect cash taxes to reach levels of between US$550 and US$600 million

We expect a reduction in our cost of debt of US$100 million, including our perpetual and convertible securities

Appendix

Additional information on debt and perpetual notes

Currency denomination Interest rate

Mexican peso 1% Euro 14%

Variable 26%

Fixed U.S. dollar 74% 85%

Second Quarter First Quarter

Millions of US dollars 2015 2014 % Var. 2015

Total debt1 15,474 16,569 (7%) 16,250 Short-term 3% 3% 12% Long-term 97% 97% 88% Perpetual notes 460 476 (3%) 458 Cash and cash equivalents 492 737 (33%) 939 Net debt plus perpetual notes 15,442 16,308 (5%) 15,769 Consolidated Funded Debt2 / EBITDA3 5.14 5.49 5.11 Interest coverage3 4 2.55 2.15 2.44

1 Includes convertible notes and capital leases, in accordance with IFRS

2 Consolidated Funded Debt as of June 30, 2015 was US$14,298 million, in accordance with our contractual obligations under the

3 Facilities Agreement

4 EBITDA calculated in accordance with IFRS

Interest expense in accordance with our contractual obligations under the Facilities Agreement

Additional information on debt and perpetual notes

Total debt1 by instrument

9% 10%

12%

67%

Second Quarter First Quarter

Millions of US dollars 2015 % of total 2014 % of total 2015 % of total

Facilities Agreement 1,909 12% 4,148 25% 1,892 12% New Syndicated-Bank Loan Facility 1,485 10% N/A N/A 1,104 7% Other bank / WC Debt / CBs 209 1% 465 3% 203 1% Fixed Income 10,420 67% 10,148 61% 11,319 70% Convertible Subordinated Notes 1,451 9% 1,807 11% 1,732 11%

Total Debt1 15,474 16,569 16,250

1 Includes convertible notes and capital leases, in accordance with IFRS

6M15 volume and price summary: Selected countries

Domestic gray cement Ready mix Aggregates 6M15 vs. 6M14 6M15 vs. 6M14 6M15 vs. 6M14 Prices Prices Prices Prices Prices Prices Volumes Volumes Volumes (USD) (LC) (USD) (LC) (USD) (LC)

Mexico 8% (9%) 6% 5% (10%) 5% 1% (8%) 8% U.S. (0%) 8% 8% 13% 7% 7% 3% 1% 1% Germany 1 (47%) (14%) 7% (48%) (18%) 2% (63%) (13%) 7% Poland 38% (25%) (8%) 25% (19%) (1%) (6%) (6%) 15% France N/A N/A N/A (11%) (20%) (1%) (5%) (20%) (1%) UK 13% (5%) 4% (2%) (1%) 8% 4% (2%) 7% Spain 2 33% (15%) 5% (18%) (6%) 16% 2% (19%) 1% Egypt (18%) (5%) 3% 55% 10% 19% 10% 80% 94% Colombia (11%) (21%) 1% 4% (19%) 4% 2% (21%) 1% Panama 7% 1% 1% (0%) (3%) (3%) 10% 3% 3% Costa Rica 11% 5% 4% 15% (2%) (4%) 38% 0% (2%) Philippines 23% 2% 2% N/A N/A N/A N/A N/A N/A

1 On a pro-forma basis adjusting for the transactions with Holcim closed at the beginning of 1Q15, cement, ready-mix, and aggregates volumes 2 increased by 10% and declined by 2% and 9%, respectively, year to date.

On a pro-forma basis adjusting for the transactions with Holcim closed at the beginning of 1Q15, cement volumes declined by 8%, year to date.

2Q15 volume and price summary: Selected countries

Domestic gray cement Ready mix Aggregates 2Q15 vs. 2Q14 2Q15 vs. 2Q14 2Q15 vs. 2Q14 Prices Prices Prices Prices Prices Prices Volumes Volumes Volumes (USD) (LC) (USD) (LC) (USD) (LC)

Mexico 4% (10%) 7% 2% (12%) 5% (5%) (11%) 7% U.S. (1%) 7% 7% 10% 6% 6% 3% (1%) (1%) Germany 1 (42%) (14%) 7% (44%) (18%) 2% (60%) (14%) 6% Poland 43% (25%) (8%) 25% (17%) 2% (1%) (10%) 10% France N/A N/A N/A (7%) (21%) (2%) (2%) (20%) (1%) UK 8% (4%) 4% (1%) (1%) 8% 2% (3%) 5% Spain 2 37% (13%) 7% (15%) (5%) 18% 16% (23%) (5%) Egypt (23%) (10%) (4%) 53% 6% 13% (16%) 63% 74% Colombia (7%) (22%) 2% 3% (20%) 4% 0% (22%) 3% Panama 4% 6% 6% 10% (3%) (3%) 21% 7% 7% Costa Rica 14% 5% 2% 20% 1% (2%) 31% 4% 2% Philippines 25% 1% 3% N/A N/A N/A N/A N/A N/A

1 On a pro-forma basis adjusting for the transactions with Holcim closed at the beginning of 1Q15, cement, ready-mix, and aggregates volumes 2 increased by 13% and 1%, and declined by 8%, respectively, on a year-over-year basis.

On a pro-forma basis adjusting for the transactions with Holcim closed at the beginning of 1Q15, cement volumes declined by 7%, on a year-over-year basis.

2015 expected outlook: Selected countries

Domestic gray cement Ready mix Aggregates Volumes Volumes Volumes

1 mid-single-digit mid-single-digit low to mid-single-Consolidated growth growth digit growth mid to high-single- mid-single-digit mid-single-digit Mexico digit growth growth growth mid-single-digit mid-single-digit United States mid-teens growth growth growth Germany 1 4% 3% 1% Poland 10% 10% 0% France N/A (5%) (3%) UK 6% 1% 4% 1 mid-single-digit Spain (22%) (7%) decline Egypt (9%) 52% (4%) mid-single-digit high-single-digit Colombia flat to slightly negative growth growth Panama (3%) 4% 8% Costa Rica 3% 10% 15% Philippines 16% N/A N/A

1 On a like-to-like basis for the ongoing operations

Definitions

6M15 / 6M14: Results for the first six months of the years 2015 and 2014, respectively. Cement: When providing cement volume variations, refers to domestic gray cement operations (starting in 2Q10, the base for reported cement volumes changed from total domestic cement including clinker to domestic gray cement) LC: Local currency

Like-to-like percentage variation (l-t-l % var): Percentage variations adjusted for investments/divestments and currency fluctuations

Maintenance capital expenditures: Investments incurred for the purpose of ensuring the company’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or company policies Operating EBITDA: Operating earnings before other expenses, net plus depreciation and operating amortization pp: Percentage points Prices: All references to pricing initiatives, price increases or decreases, refer to our prices for our products Strategic capital expenditures: Investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs

Contact information

Investor Relations Stock Information

In the United States NYSE (ADS): CX

+1 877 7CX NYSE Mexican Stock Exchange:

In Mexico CEMEXCPO

+52 81 8888 4292 Ratio of CEMEXCPO to ir@cemex.com CX:10 to 1

Calendar of Events

October 22, 2015 Third quarter 2015 financial results conference call